EXHIBIT 10.21

                               SEVERANCE AGREEMENT


     THIS SEVERANCE AGREEMENT dated as of December 1, 1999, is between Isolyser Company, Inc., a Georgia corporation (the "Company"), and Peter Schmitt, a Georgia resident ("Employee").

                                    RECITALS:

     R1. The Company and Employee entered into that certain Employment Agreement (the "Employment Agreement") bearing an effective date of March 12, 1998, in accordance with which the Company employed Employee.

     R2. With due regard to the recent divestitures completed by the Company and other factors considered, Employee desires to resign and Company desires to accept the resignation of Employee upon and subject to the terms and conditions of this Severance Agreement.

     NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties agree as follows:

     1. Resignation. Employee hereby resigns as an employee of the Company effective February 1, 2000 (the "Effective Date"), and the Company hereby accepts such resignation. Such resignation is by mutual agreement and not for "Cause" or "Good Reason" as defined in the Employment Agreement.

     2. Severance. In consideration of Employee's release set forth in Section 4 below, and the other covenants and undertakings herein, the Company agrees to make a severance payment to Employee of $162,500 promptly following the Effective Date of Employee's resignation. Such payment shall be reduced by all applicable federal and state withholding obligations. The Company shall pay the cost of medical and dental COBRA coverages for the continued benefit of Employee and his dependents for a period terminating on the earlier of (a) twelve months after the Effective Date of Employee's resignation or (b) the commencement date of equivalent benefits from a new employer, provided Employee's continued participation is possible under the general terms and provisions of such plan. Employee shall not be entitled to any consulting fees set forth in Section 12 of the Employment Agreement until following the first anniversary of the Effective Date of Employee's resignation.

     3. Stock Options. Employee holds the stock options issued by the Company identified on Exhibit A attached hereto and incorporated herein by reference. Provided Employee's employment shall not have been terminated for Cause as set forth in the Employment Agreement prior to the Effective Date of Employee's resignation, (a) all of Employee's stock options shall become vested on the Effective Date of Employee's resignation, and (b) the expiration of Employee's stock options shall occur on the second anniversary of the Effective Date of Employee's resignation rather than three months following Employee's termination of employment with the Company, such resignation being deemed a retirement for purposes of the Company's Stock Option Plan.


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     4. Release.  In  consideration  of the covenants of the Company in favor of the Employee as set forth in this Severance Agreement, the receipt and sufficiency of which is hereby acknowledged, Employee, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company and each of its present and former officers,
directors,   employees,  agents,  attorneys,  insurers,   affiliates,   parents,
subsidiaries and representatives (collectively, the "Released Parties") from any and all claims (including but not limited to costs and attorneys fees) of whatever kind or nature, joint or several, under any federal, state or local statute, ordinance or under the common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers' Benefit Protection Act, and any other employment discrimination law, as well as any other claims based on the constitutional, statutory, common law or regulatory grounds, that he has now or may have in the future against the Released Parties, whether known or unknown, which are based on acts or omissions arising or occurring prior to the date of this Severance Agreement. Notwithstanding the foregoing, that certain Indemnity Agreement effective as of May 8, 1997 (the "Indemnity Agreement"), between the Company and Employee shall remain in full force and effect in accordance with its terms.

     5. Ratification. Except as affected hereby, the terms and provisions of the Employment Agreement are hereby ratified and confirmed by Employee, including, without limitation, the protective covenants set forth in Section 9 of the Employment Agreement, which shall remain in full force and effect.

     6. Cancellation of Agreement. The Company may at its election upon notice to the Employee terminate this Severance Agreement in the event of any termination of Employee's employment for Cause in accordance with the Employment Agreement prior to the Effective Date of Employee's resignation, in which event this Severance Agreement shall be of no further force or affect. The Employee may in his sole and absolute discretion elect to terminate this Severance Agreement and elect not to resign his employment at any time prior to the Effective Date of his resignation by notice to the Company, in which event this Severance Agreement shall be of no further force or effect.

     7. Outplacement. Services. To the extent requested by Employee, Company shall provide to Employee through Wright and Associates up to four months of outplacement services following the Effective Date of Employee's resignation hereunder.

     8. Miscellaneous. This Severance Agreement may be executed in multiple counterparts, each of which shall be deemed an original. All payments made and benefits provided to Employee under this Severance Agreement shall be net of any tax required to be withheld by the Company under applicable law. This Severance Agreement shall be governed in accordance with the laws of the State of Georgia. This Severance Agreement and all of the terms, provisions and conditions hereof shall be binding upon and inure to the benefit of be enforceable by the successors, heirs and personal representatives of Employee and the Company. Nothing contained herein shall restrict, alter or amend the Indemnity Agreement. Any notices required or permitted by this Severance Agreement shall be in writing delivered, in the case of the Company, to the attention of the President of the Company and, in the case of the Employee, to the Employee's last known residence address as set forth on the books and records of the Company.




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     IN WITNESS WHEREOF,  the parties have caused this Severance Agreement to be executed and delivered as of the date first above written.

                                             ISOLYSER COMPANY, INC.


                                             By:________________________________
                                             Title:_____________________________



                                             ___________________________________
                                             Peter Schmitt